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                                                                Exhibit 23.03


                      CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-4 of Rational Software Corporation of our report dated November 27, 1996 relating to the financial statements of Integrity QA Software, Inc., for the period from inception (November 1, 1995) through September 30, 1996, which appears on page F-20 of Pure Atria Corporation's Registration Statement on Form S-4 (No. 333-19819) dated January 24, 1997, which is incorporated by reference in Pure Atria Corporation's Current Report on Form 8-K dated January 31, 1997. We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
San Jose, California
June 20, 1997